EXHIBIT 23.6

CONSENT OF INDEPENDENT ENGINEERS

As independent oil and gas engineering consultants, Williamson Petroleum Consultants, Inc. hereby consents to the references to us under the captions “Business and Properties” and “Annex A” in this Amendment No. 3 to Registration Statement 333-162652 of Resaca Exploitation, Inc.

/s/ Williamson Petroleum Consultants, Inc.

WILLIAMSON PETROLEUM CONSULTANTS, INC.

Midland, Texas

March 4, 2010